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                       Warrants To Purchase Common Stock

For good and valuable consideration, and in connection with advisory and consulting services provided and to be provided under a letter Agreement dated June 10, 1997, IntraLinks, Inc., a Delaware corporation ("IntraLinks" or the "Company") does hereby grant to Landwell Financial Services, Inc., a New Jersey corporation ("Landwell") warrants (hereinafter referred to as the "Landwell Warrants") for the right to purchase 15,000 shares of common stock of IntraLinks at an exercise price of $50,000.

The Landwell Warrants may be exercised at any time in whole (but not in part) during the five-year period commencing July 1, 1997 and ending June 30, 2002.

The Landwell Warrants, on an "as-exercised basis", will be governed by the terms and conditions of Intralinks Shareholders' Agreement, as amended from time to time (the terms of which are incorporated herein by reference) that apply to holders of Intralinks' common stock, except that Landwell Warrants will have no voting rights until such warrants are exercised and converted into actual shares of IntraLinks common stock. In particular but without limitation, Landwell Warrants will have the same pre-emptive rights, on an "as-exercised basis", as other IntraLinks common stock, and Landwell Warrants will have the same exit rights, including "piggyback" rights and "tag along" rights, as other IntraLInks common stock, all as provided in the aforesaid IntraLInks Shareholders' Agreement.

Landwell may not sell, transfer, pledge or assign Landwell Warrants to any party other than to such party or parties permitted to other IntraLinks common stockholders under IntraLInks Shareholders' Agreement. In event of a permitted opportunity for Landwell to sell Landwell Warrants, the Company will use its best efforts to enable Landwell, at its specific written request, to sell Landwell Warrants on such terms and conditions that will maximize potential income tax benefits to landwell from the transaction including,without limitations the right to sell Landwell Warrants to a buyer in the form of warrants (without the need to for Landwell first to exercise Landwell Warrants into shares of IntraLinks common stock.)

Both Landwell and IntraLinks acknowledge, understand and fully agree that Paragraph 4., "Representations and Warranties", Paragraph 5., Representations of the Company", and Paragraph 6., "Miscellaneous" of Intralinks' Subscription Agreement for Series A Preferred Stock, dated January 15, 1997, shall apply to the Landwell Warrants and that such provisions expressly are incorporated herein by reference.

In Witness Whereof, the undersigned have caused this agreement to be executed as of June 10, 1997, and agree to be bound by this agreement


     David M. Cromwell                       Mark S. Adams
     -------------------------               ---------------------

     David M. Cromwell                       Mark S. Adams
     Chairman of the Board                   Chief Executive Officer
     Landwell Financial Services, Inc.       Intralinks, Inc.
     25 Shrewsbury Drive                     1372 Broadway
     Rumson, NJ 07760-2007                   New York, NY 10018-6106